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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                _________________

                                    FORM 8-A
                                (Amendment No. 2)
                                 ---------------

                     FOR REGISTRATION OF CERTAIN CLASSES OF
                 SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                               STERIS CORPORATION
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                OHIO                                       34-1482024
------------------------------------------       ------------------------------
(State of Incorporation or Organization)               (I.R.S. Employer
                                                      Identification No.)


     5960 HEISLEY ROAD, MENTOR, OHIO                       44060-1834
------------------------------------------       -------------------------------
  (Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            Pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. [X]                                     box. [_]

  Securities Act registration statement file number to which this form relates:

                                       N/A
                                ---------------
                                (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                      Name of Each Exchange on Which
        to be so Registered                      Each Class is to be Registered
        -------------------                      ------------------------------

      Preferred Share Purchase Rights               New York Stock Exchange
-----------------------------------------       -------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                       N/A
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                                (Title of class)

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Item 1.  Description of Registrant's Securities to be Registered

         On June 7, 2002, the Directors of Steris Corporation, an Ohio corporation (the "Company"), approved Amendment No. 1, dated as of June 7, 2002 (the "Amendment"), to the Amended and Restated Rights Agreement, dated as of January 21, 1999 (the "Rights Agreement"), between the Company and National City Bank (successor to Harris Trust and Savings Bank), as rights agent.

         The Amendment provides, among other things, that if the Directors of the Company determine that a person or group that would otherwise become an "Acquiring Person" (as defined in the Rights Agreement) has become such inadvertently, and such person divests as promptly as practicable a sufficient number of the Company's common shares so that the person would no longer be an "Acquiring Person," then such person shall not be deemed to be an Acquiring Person for any purposes of the Rights Agreement.

         The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and incorporated herein by this reference. Copies of the Rights Agreement, and the related Summary of Rights, which is attached as Exhibit C to the Rights Agreement, are available free of charge from the Company.

Item 2.  Exhibits

            Number    Description
            ------    -----------

             4.1 Amendment No. 1, dated as of June 7, 2002, to the Amended and Restated Rights Agreement, dated as of January 21, 1999, between the Company and National City Bank (successor to Harris Trust and Savings Bank), as rights agent

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                                    SIGNATURE
                                    ---------

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        STERIS Corporation

                                        By: /s/ Mark D. McGinley
                                           -----------------------------------
                                        Name:  Mark D. McGinley
                                        Title: Vice President, General Counsel
                                               and Secretary

Date:  June 10, 2002

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                                  EXHIBIT INDEX
                                  -------------

          Number    Description
          ------    -----------

           4.1 Amendment No. 1, dated as of June 7, 2002, to the Amended and Restated Rights Agreement, dated as of January 21, 1999, between the Company and National City Bank (successor to Harris Trust and Savings Bank), as rights agent